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                                                                    EXHIBIT 12.1

           STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                          Year Ended December 31,
                                 ----------------------------------------------
                                 1993     1994     1995      1996      1997
                                 ----------------------------------------------
                                (000s omitted except for ratios and percentages)
Earnings before equity in
  earnings of affiliates,
  federal income taxes,
  minority interest expense and
  cumulative effect of adoption
  of new accounting principle...  $63,118  $59,960  $ 82,531  $127,745  $167,561

Dividends from affiliates.......    3,135    3,295     2,597       302       342
Fixed charges deducted from
  earnings(a)...................   17,280   17,689    21,134    31,622    32,792
                                  -------  -------  --------  --------  --------
Earnings available for payment
  of fixed charges..............  $83,533  $80,944  $106,262  $159,669  $200,695
                                  =======  =======  ========  ========  ========
Fixed charges:
  Interest expense..............  $13,288  $13,849  $ 16,430  $ 25,014  $ 25,081
  Portion of rent deemed to be
    interest....................    3,992    3,840     4,704     6,608     7,711
  Minority interest of
    subsidiary trust preferred
    securities..................                                          10,549
                                  -------  -------  --------  --------  --------
  Total fixed charges...........  $17,280  $17,689  $ 21,134  $ 31,622  $ 43,341
                                  =======  =======  ========  ========  ========
Ratio of earnings to fixed
  charges.......................      4.8      4.6       5.0       5.0       4.6
                                  =======  =======  ========  ========  ========
Preferred stock dividends.......  $   409  $    --  $     --  $     --  $     --
Effective tax rate..............    21.4%    22.8%     23.2%     25.2%     25.8%
                                  -------  -------  --------  --------  --------

Earnings required for
  preferred stock dividends.....  $   520  $    --  $     --  $     --  $     --
                                  =======  =======  ========  ========  ========
Earnings available for payment
  of fixed charges and
  preferred stock dividend
  requirements..................  $83,533  $80,944  $106,262  $159,669  $200,695
                                  =======  =======  ========  ========  ========
Combined fixed charges and
  preferred stock dividend
  requirements..................  $17,800  $17,689  $ 21,134  $ 31,622  $ 43,341
                                  =======  =======  ========  ========  ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends...............      4.7      4.6       5.0       5.0       4.6
                                  =======  =======  ========  ========  ========
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(a) Represents interest expense and the portion of rent deemed to be interest.